Exhibit 99.1

Contact: J. Steven Roy

Executive Vice President and

Chief Financial Officer

(334) 677-2108

MOVIE GALLERY ANNOUNCES INITIATION OF CASH DIVIDEND POLICY
DECLARES FIRST QUARTERLY DIVIDEND OF $0.03 PER SHARE

DOTHAN, Ala. (December 16, 2003) — Movie Gallery, Inc. (Nasdaq: MOVI) today announced its Board of Directors instituted a new dividend policy under which it has declared its initial quarterly cash dividend of $0.03 per share.  The dividend is payable on January 27, 2004, to stockholders of record as of January 13, 2004.

Commenting on the announcement, Joe Malugen, Movie Gallery’s Chairman and Chief Executive Officer, said, “We are very pleased to announce our new policy of quarterly cash dividends.  This policy is consistent with our strong commitment to increasing stockholder value.  The new dividend policy reflects our confidence in our business plan and strategies and resulting ability for generating cash flow beyond the anticipated needs of our internal and external expansion plans. Additionally, a debt-free balance sheet, strong financial position and the more favorable tax treatment of dividends assure us that the initiation of a dividend payment is an appropriate step at this point in our Company’s evolution.  As a result, we expect our dividend policy to complement our growth strategies and to enhance the prospects for growth in Movie Gallery’s stockholder value.”

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company’s actual results as well as the future execution of the Company’s new dividend policy, may differ substantially from the results referred to herein due to a number of factors, including but not limited to; (i) the long-term expected financial performance of the Company is less than expected; (ii) the Company requires substantial additional capital for unexpected expansion or diversification opportunities and the Company’s Board of Directors deems it in the best interest of the Company to reduce or suspend the dividend policy; or (iii) other events which may require the significant use of debt capital and resulting requirements from the Company’s lending institutions which may prohibit or reduce the Company’s ability to maintain the current dividend policy. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 2,146 video specialty stores located throughout North America.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

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